Exhibit 10.13

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), is effective as of November 24, 2014 (the “Effective Date”) by and between Astro-Med, Inc., a Rhode Island corporation (the “Company”), and Gregory A. Woods (the “Executive”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term of Agreement. This Agreement shall commence as of the date hereof and continue in effect until November 30,2019; provided, however, that on November 30,2019 and on each anniversary thereof, the term of this Agreement shall automatically be extended for one year unless either the Company or the Executive shall have given at least 90 days written notice to the other prior thereto that the term of this Agreement shall not be so extended; provided, further, however, that notwithstanding any such notice by the Company or the Executive not to extend, if a Change in Control shall theretofore have occurred, the term of this Agreement shall not expire prior to the second anniversary of a Change in Control Date. The benefits payable pursuant to Paragraph 2 hereof shall be due in all events if a Change in Control occurs during the term of this Agreement, and a Change in Control will be deemed to have occurred during the term, hereof if an agreement for a transaction resulting in a Change in Control is entered into during the term hereof, notwithstanding that the Change in Control Date occurs after the expiration of the term of this Agreement.

2. Benefits Upon Change in Control.

(a) Events Giving Rise to Benefits. The Company agrees to pay or cause to be paid to the Executive the benefits specified in this Paragraph 2 if (i) there is a Change in Control, and (ii) within the Change in Control Period, (a) the Company or the Successor terminates the employment of the Executive for any reason other than Cause, death or Disability or (b) the Executive voluntarily terminates employment for Good Reason.

(b) Benefits Upon Termination of Employment. If the Executive is entitled to benefits pursuant to this Paragraph 2, the Company agrees to pay or provide to the Executive as severance payment, the following:

(i) A single lump sum payment, payable in cash within five days of the Termination Date (or with respect to amounts described in clauses (B) and (C) only if later, the Change in Control Date), equal to the sum of:

(A) the accrued portion of any of the Executive’s unpaid base salary and vacation through the Termination Date and any unpaid portion of the Executive’s bonus for the prior fiscal year; plus

(B) a portion of the Executive’s bonus for the fiscal year in progress, prorated based upon the number of days elapsed since the commencement of the fiscal year and calculated assuming that 100% of the target under the bonus plan is achieved; plus

(C) an amount equal to the Executive’s Base Compensation times 1.5.

(ii) Continuation, on the same basis as if the Executive continued to be employed by the Company, of Benefits for the Benefit Period commencing on the Termination Date. The Company’s obligation hereunder with respect to the foregoing Benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any Benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the Benefits required to be provided hereunder.

(iii) Outplacement services to be provided by an outplacement organization of national repute for a period of up to twelve months following the Termination Date, which shall include the provision of office space and equipment (including telephone and personal computer) but in no event shall the Company be required to provide such services for a value exceeding 17% of the Executive’s Base Compensation.

(c) Acceleration of Vesting. Upon the termination of the Executive’s employment under the circumstances enumerated in Paragraph 2(a) of this Agreement, all of Executive’s unvested stock options and restricted stock shall vest and become exercisable in full as of a time immediately prior to such termination and the stock issuable under such options and such restricted stock shall thereafter be freely transferable without restriction.

3. Section 409A of the Code.

It is intended that any payments or benefits provided pursuant to this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). Notwithstanding the foregoing, if the Company determines that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination ,of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1 (h). In addition, if at the time of Executive’s separation from service Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after Executive’s separation from service and (ii) Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. In addition, interest at the Prime Rate as reported in the Wall Street Journal shall be added to any payment that is delayed pursuant to this Paragraph 3, for the time period during which such payment was delayed.

4. Section 280G.

(a) Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise (collectively, “Payments”) would constitute an “excess parachute payment” to the Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“280G Tax”), and if and only if the Executive would be in a better after-tax position by reducing the Payments, the amounts payable hereunder shall be reduced to the extent necessary to eliminate any Payments or portion of the Payments from being non-deductible under Section 280G(b)(1) of the Code and thereby not subject to the excise tax imposed by Section 4999 of the Code. In such case, the Payments shall be reduced so that the total aggregate value of the Payments do not exceed 2.99 times the total value of the Executive’s average annualized compensation for the preceding five years. If the Company determines that the Payments constitute “non-qualified deferred compensation” under Section 409A, any reduction in the Payments required to be made pursuant to this Paragraph 4(a) shall be made first with respect to Payments payable in cash before being made in respect to any Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Payments in inverse order of the scheduled dates or times for the payment or provision of such Payments.

(b) If any dispute between the Company and Executive as to any of the amounts to be determined under Paragraph 4(a), or the method of calculating such amounts, cannot be resolved by Executive and the Company, either the Company or Executive after giving three (3) days written notice to the other, may refer the dispute to a tax partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected jointly by Executive and the Company. The determination of such partner as to the amount to be determined under Paragraph 4(a) and the method of calculating such amounts shall be final and binding on Executive and the Company. The Company shall bear the costs of any such determination.

5. Legal Fees. The Company agrees that it will pay or reimburse Executive for the reasonable legal fees and expenses incurred by the Executive in the negotiation and drafting of this Agreement. Such payments or reimbursement will be made directly to the law firm providing legal services to the Executive, upon presentation of such law firm’s bill for services rendered or by reimbursement to Executive upon presentation of her invoice therefor, or by a combination of such payment and reimbursement, in each case within fifteen (15) days after Company’s receipt of such bill and/or invoice, as applicable.

6. Notices. The delivery of any statement or the giving of any notice provided for or required herein may be effected by (i) delivery by hand and the execution by the recipient of a written receipt, or (ii) by depositing with the United States Postal Service or in any one of its regular depositories the same to the recipient by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows: in the case of Executive, to Executive’s last known residence, with a copy to (which shall not constitute notice) Foley Hoag LLP, 155 Seaport Blvd., Boston, MA 02210, attn.: Peter M. Rosenblum; or in the case of the Company, to its principal offices, or any subsequent address provided to Executive, to the attention of the Chairman of the Board of Directors, with copy to Hinckley Allen & Snyder, LLP, 100 Westminster Street, Suite 1500, Providence, RI 02903, attn.: Margaret D Farrell.

7. Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and her personal representatives.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to the same.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

10. Amendment and Waiver. No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

11. No Assignment and Non-Transferability. Neither-this Agreement nor any interest herein may be assigned by the Executive without the consent of the Company. To the extent this Agreement contains payments which are subject to Section 409A, the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

12. Governing Law. This Agreement will be governed by and construed according to the laws of the State of Rhode Island without regard to its principles of conflicts of laws.

13. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

14. Headings; Capitalized Terms. The headings herein are for convenience only and shall not affect the interpretation of this Agreement. Capitalized Terms not otherwise defined in the text of this Agreement are used as defined in Exhibit A hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

ASTRO-MED, INC.

By:	/s/ Hermann Viets
Printed Name: Hermann Viets
Title: Chairman of the Board

EXECUTIVE:

/s/ Gregory A. Woods
Gregory A. Woods

EXHIBIT A

DEFINITIONS

When used in this Agreement, the following terms have the meanings set forth below:

“Base Compensation” means the sum of (i) the Executive’s annual salary in effect on the earlier of the Change in Control Date and the Termination Date and (ii) the greater of (A) 100% of the Executive’s target under the bonus plan for the fiscal year during which the Change in Control Date occurs or (B) the highest annual bonus paid to the Executive in the prior three years.

“Benefits” means benefits that would be available under any health and welfare plan of the Company on the Termination Date.

“Benefit Period” means 18 months.

“Cause” means: (A) conviction of a felony or misdemeanor involving moral turpitude, or (B) willful gross neglect or willful gross misconduct in carrying out the Executive’s duties, resulting in material economic harm to the Company or a Successor.

“Change in Control” means (i) the acquisition of 50% or more of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the Effective Date of this Agreement, which person or group did not theretofore beneficially own 30% or more of the combined voting securities of the Company; (ii) consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation; (iii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company; or (iv) a change in the composition of a majority of the Board over a two-year period unless the selection or nomination of each of the new members is approved by two-thirds of those remaining members of the Board who were members at the beginning of the two-year period; provided, however, that notwithstanding the foregoing, no event or condition will constitute a Change in Control to the extent (but only to the extent) that, if it were a Change in Control, a tax or other penalty would be imposed under Section 409A, and in such case the definition of Change in Control herein shall be modified to the extent necessary to comply with Section 409A so as not to result in such tax or penalty.

“Change in Control Date” means the date on which a Change in Control is consummated.

“Change in Control Period” means the period commencing on the earlier of (i) 180 days prior to the Change in Control Date and (ii) the announcement of a transaction expected to result in a Change in Control, and ending on the second anniversary of the Change in Control Date.

“Code” means the Internal Revenue Code of 1986, as amended. References herein to a specific section of the Code shall be deemed to include comparable or analogous provisions of state, local and foreign law.

“Disability” means the inability of the Executive due to illness (mental or physical), accident, or otherwise to perform his duties for any period of 180 consecutive days, as determined by a qualified physician.

“Good Reason” means (A) without the Executive’s prior written consent, assignment to the Executive of duties materially inconsistent in any respect with his position, authority, duties or responsibilities, annual base salary or target bonus when compared with the same immediately prior to the Change in Control Date or if any change in the same is hereafter made in anticipation of a Change in Control or potential Change in Control, when compared with the same immediately before such change; (B) without the Executive’s prior written consent, reduction in the Executive’s annual base salary, target bonus or benefits when compared with the same immediately prior to the Change in Control Date; or (C) assignment of the Executive, without his prior written consent, to a place of business that is not within twenty-five miles of the Executive’s current place of business. Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence, (b) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days after expiration of such cure period, and (c) Executive terminates employment within thirty (30) days after expiration of such cure period.

“Successor” means any acquirer of all or substantially all of the stock, assets or business of the Company.

“Termination Date” means the last day of the Executive’s employment by the Company. For the purposes of this Agreement, the terms “termination of employment,” “terminates employment” and “Termination Date” mean a “separation from service” as such term is defined in Section 409A of the Code.